Freeport-McMoRan Copper & Gold Inc. Reports

Third-Quarter and Nine-Month 2004 Results

HIGHLIGHTS

•

  Third-quarter 2004 net income of $17.1 million, $0.10 per share, compared with third-quarter 2003 net income of $47.4 million, $0.29 per share.

  PT Freeport Indonesia’s share of copper and gold sales totaled 261.9 million pounds and 350,000 ounces in the third quarter of 2004 compared with 344.9 million pounds and 763,500 ounces in the 2003 third quarter, reflecting the mining of lower grade ore and lower mill rates in the 2004 period, as production continues to ramp-up following the pit wall slippages in the fourth quarter of 2003.

  PT Freeport Indonesia’s share of fourth-quarter 2004 sales is projected to approximate 410 million pounds of copper and 625,000 ounces of gold bringing annual sales in 2004 to 1.0 billion pounds and 1.45 million ounces.  PT Freeport Indonesia’s share of annual sales is estimated to total 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.

  FCX generated operating cash flows of $128 million in the third quarter of 2004.  At copper and gold prices of $1.30 per pound and $400 per ounce, FCX would generate approximately $250 million of operating cash flow in the fourth quarter of 2004 and over $1 billion for 2005.

  PT Freeport Indonesia is completing engineering studies using exploration drilling results at Deep MLZ and expects to add approximately 130 million metric tons of proved and probable ore reserves by year-end 2004 with potential to add additional reserves at Deep MLZ in 2005.

  Total debt at September 30, 2004 approximated $2.0 billion, $1.7 billion net of approximately $314 million of cash; common shares outstanding approximated 179 million at September 30, 2004.

  FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $0.80 per share to $1.00 per share.

NEW ORLEANS, LA, October 19, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2004 net income applicable to common stock of $17.1 million, $0.10 per share, compared with third-quarter 2003 net income of $47.4 million, $0.29 per share.  Net income for the third quarter of 2003 was reduced by $24.7 million ($0.13 per share) for the cumulative effect of a required change in the accounting for issuance costs of redeemable preferred stock required to be reclassified as debt and $25.1 million ($0.13 per share) in charges related to early extinguishments of debt.  Third quarter 2003 net income benefited from a $12.2 million gain ($0.06 per share) on the redemption of Gold- and Silver-Denominated Preferred Stock.

For the nine months ended September 30, 2004, FCX reported a net loss of $55.7 million, $0.30 per share, compared with net income of $154.0 million, $0.98 per share, including net charges for the cumulative effect of changes in accounting principles of $15.6 million, $0.08 per share, for the nine months ended September 30, 2003.  Results in 2004 reflect lower ore grades and reduced mill throughput as PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, achieved continuing progress in restoring safe access to the higher-grade ore areas in its Grasberg open-pit mine following the fourth-quarter 2003 slippage and debris flow events and approximately $40 million, $0.22 per share, in reduced earnings associated with Atlantic Copper’s scheduled major maintenance turnaround at its copper smelter.

SUMMARY FINANCIAL TABLE

	Third Quarter				Nine Months
	2004		2003		2004		2003
	(In Thousands, Except Per Share Amounts)
Revenues	$600,556		$631,990		$1,447,075		$1,766,041
Operating income	148,636		286,278		236,714		718,830
Net income (loss) applicable to common stock before cumulative effect adjustments	17,133	(a)	72,041	(a)	(55,729	)(a)	169,576	(a)
Net income (loss) applicable to common stock	17,133	(b)	47,366	(b), (c)	(55,729	)(b)	153,983	(b), (c)
Diluted net income (loss) per share:
Before cumulative effect adjustments	0.10		0.41		(0.30)		1.06
Applicable to common stock	0.10		0.29		(0.30)		0.98

Diluted average shares outstanding	179,805	(d)	194,335		183,426	(d)	191,146

(a)

Includes losses on the early extinguishment and conversion of debt totaling $26.0 million ($25.1 million to net income or $0.13 per share) in the 2003 quarter, $7.6 million ($7.4 million to net income or $0.04 per share) in the 2004 nine-month period, net of related reduction of interest expense, and $32.6 million ($29.9 million to net income or $0.16 per share) in the 2003 nine-month period.  Also includes a loss totaling $1.4 million ($0.7 million to net income or less than $0.01 per share) on the redemption of Silver-Denominated Preferred Stock in the 2004 periods and a gain totaling $23.8 million ($12.2 million to net income or $0.06 per share) on the redemption of Gold- and Silver-Denominated Preferred Stock in the 2003 periods.

(b)

Includes preferred dividends.  See Note (d) to the Consolidated Statements of Operations.

(c)

Third-quarter 2003 cumulative effect adjustment reflects a $24.7 million charge for adoption of Statement of Financial Accounting Standards (SFAS) No. 150,”Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003, and nine-month 2003 cumulative effect adjustments also reflect a $9.1 million gain for adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

(d)

On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “Our third quarter reflects important milestones achieved in our operations following the completion of our accelerated waste removal efforts during the first half of the year.  We enter the fourth quarter in a strong position to benefit from significantly higher copper and gold production in the balance of this year and in 2005.  We estimate our share of sales to total 1.9 billion pounds of copper and 3.5 million ounces of gold over the next five quarters.  Our recent Board action to increase our annual common stock dividend to $1.00 per share reflects confidence in the long-term outlook for our operations and financial results.”

PT-FI PRODUCTION AND SALES

PT-FI reported lower production and sales in the third quarter of 2004, compared with the 2003 quarter, reflecting the mining of lower grade material in the Grasberg pit.  Ore grades are expected to be significantly higher for the remainder of 2004 and 2005.  Mill throughput during the quarter averaged 194,000 metric tons of ore per day compared with 211,400 metric tons of ore in the third quarter of 2003 and 158,000 metric tons of ore during the first half of 2004.  Throughput in the third quarter of 2004 was affected by the processing of ore types requiring additional grinding.  Mill throughput, which varies depending on ore types being processed, approximated 210,000 metric tons of ore per day in September and is expected to average 220,000-230,000 metric tons per day in the fourth quarter of 2004.

	Third Quarter			Nine Months
	2004	2003		2004	2003
Copper (000s of recoverable pounds):
Production	256,400	341,200		572,800	1,131,200
Sales	261,900	344,900		572,400	1,132,100
Average realized price per pound	$1.34	$0.81		$1.31	$0.77
Gold (recoverable ounces):
Production	337,000	761,000		827,200	2,199,000
Sales	350,000	763,500		824,900	2,196,600
Average realized price per ounce	$398.89	$387.75	(a)	$396.33	$364.04	(a)

(a)

Amounts were $367.72 in the third quarter of 2003 and $353.92 in the first nine months of 2003 before gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

Third-quarter 2004 copper ore grades averaged 0.83 percent, compared with 1.08 percent in the third quarter of 2003 and 0.67 percent in the first half of 2004.  Copper recovery rates were 87.8 percent, compared with 90.0 percent for the third quarter of 2003.  For the third quarter of 2004, ore milled averaged 0.79 grams per metric ton (g/t) of gold, compared with 1.79 g/t for the third quarter of 2003 and 0.69 g/t in the first half of 2004.  Gold recovery rates averaged 81.3 percent, compared with 88.5 percent for the third quarter of 2003.  Gold recovery rates are expected to improve with the higher ore grades.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 43,200 metric tons of ore per day, representing 22 percent of total third-quarter 2004 mill throughput.  DOZ operations continue to perform above design capacity of 35,000 metric tons of ore per day.   PT-FI expects to increase the sustained capacity of the DOZ underground operation to 50,000 metric tons per day with the installation of a second crusher and additional ventilation.  PT-FI’s share of capital expenditures for the DOZ expansion are expected to approximate $37 million, with approximately $23 million estimated for 2005.  The DOZ mine, a block cave operation, is one of the world’s largest underground operations.

Realized copper prices improved by 65 percent to an average of $1.34 per pound in the third quarter of 2004 from $0.81 in the third quarter of 2003.  Current London Metal Exchange (LME) copper prices approximate $1.32 per pound.  Gold realized prices, before gains realized in the third quarter of 2003 related to the redemption of FCX’s gold-denominated preferred stock, improved by 8 percent to an average of $398.89 per ounce in the third quarter of 2004 from $367.72 in the third quarter of 2003.  Current London gold prices approximate $415 per ounce.

PT-FI expects its share of sales for 2004 to approximate 1.0 billion pounds of copper and 1.45 million ounces of gold, and 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.  PT-FI expects its sales for the fourth quarter of 2004 to approximate 410 million pounds of copper and 625,000 ounces of gold.  PT-FI expects to produce and ship a significant portion of its fourth-quarter 2004 sales in December.  Possible delays in production or shipping from weather conditions or other factors could result in a portion of our fourth quarter sales being shipped in early 2005.  Because of the nature of the Grasberg ore body, the sequencing in mining will cause ore grades to vary from quarter to quarter, particularly for gold.  Based on the current mine plan for 2005, PT-FI estimates approximately 55% of its copper and 67% of its gold will be produced in the second half of the year.

At September 30, 2004, FCX’s concentrate sales included 167.2 million pounds of copper, priced at an average of $1.38 per pound, subject to final pricing over the next few months.  Each $0.02 change in the price realized from the September 30 price would result in an approximate $1.7 million, $0.01 per share, effect on FCX’s 2004 net income.  Third-quarter 2004 adjustments to concentrate sales recognized in prior quarters increased revenues by $13.6 million ($7.0 million to net income, $0.04 per share) compared with $8.3 million ($4.3 million to net income, $0.02 per share) in the third quarter of 2003.

NET CASH PRODUCTION COSTS (CREDITS) (a)

	Third Quarter		Nine Months
	2004	2003	2004	2003
Per pound of copper:
Site production and delivery	$0.75	$0.48	$0.91	$0.42
Gold and silver credits	(0.55)	(0.84)	(0.60)	(0.70)
Treatment charges and royalties	0.24	0.20	0.25	0.20
Net cash production costs (credits)	$0.44	$(0.16)	$0.56	$(0.08)

(a)

For a reconciliation of net cash production costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash production costs, including gold and silver credits, averaged $0.44 per pound of copper during the third quarter of 2004, compared with a net credit of $(0.16) per pound for the 2003 quarter.  Higher unit production and delivery costs in the 2004 period reflected significantly lower sales volumes resulting from lower ore grades and the primarily fixed nature of PT-FI’s cost structure.  Unit production and delivery costs are net of deferred mining costs of $0.09 per pound ($23.7 million) for the third quarter of 2004 and $0.05 per pound ($15.7 million) for the third quarter of 2003.  The increase in deferred mining costs primarily reflects PT-FI’s accelerated waste removal efforts.  PT-FI’s third-quarter 2004 waste to ore ratio averaged 3.4 to 1, compared with a life-of-mine average ratio of 2.2 to 1.  Royalties of $0.04 per pound were nearly $0.02 per pound above the year-ago period because of higher prices.  PT-FI’s copper royalty rate under its Contract of Work varies from 1.5 percent of copper net revenues at a copper price of $0.90 or less per pound to 3.5 percent at a copper price of $1.10 or more per pound.  In addition, treatment charges vary based on PT-FI’s customer mix and changes in copper prices.

Assuming fourth-quarter 2004 and 2005 average copper prices of $1.30 per pound and average gold prices of $400 per ounce, PT-FI estimates its net cash production costs, including gold credits, would average approximately $0.40 per pound in 2004 ($0.18 per pound for the 2004 fourth quarter) and that its gold credits would essentially offset its cash production cost, resulting in net cash production costs of approximately zero cents per pound for the year 2005.  The weighted average net cash production cost for the two-year period would approximate $0.16 per pound.  Estimated unit cash costs reflect recent increases in energy costs and treatment and refining charges.  Net unit cash production costs for 2005 would change by approximately $0.05 per pound for each $25 per ounce change in the average price of gold.  Forecasted unit costs are calculated on the same basis as the historical unit costs discussed above and reconciled in the attached “Product Revenues and Production Costs” schedule.

SMELTER OPERATIONS

FCX’s investment in smelters serves an important role in its concentrate marketing strategy.  Through downstream integration, FCX assures placement of a significant portion of its concentrate production and achieves operating hedges for treatment and refining charges.  While low smelter treatment and refining charges in recent times adversely affected the operating results of FCX’s smelter operations, they benefited operating results of its mining operations.  Treatment and refining charge rates are currently increasing.  Higher future treatment and refining charges will benefit FCX’s smelter operations and adversely affect its mining operations.  Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charge rates would essentially offset in FCX’s consolidated operating results.

After returning to normal operations following the completion of its scheduled maintenance turnaround in the first half of 2004, Atlantic Copper treated 231,300 metric tons of concentrate and scrap in the third quarter of 2004, compared with 253,000 metric tons in the year-ago period.  Atlantic Copper reported quarterly production of 131.0 million pounds of cathodes and sold 128.1 million pounds of cathodes, including wire rod and wire.  Cathode production totaled 135.3 million pounds and sales totaled 127.1 million pounds during the third quarter of 2003.  Treatment charges received by Atlantic Copper averaged $0.15 per pound in the third quarter of 2004 and $0.16 per pound during the third quarter of 2003.  Unit cathode cash production costs averaged $0.16 per pound in the third quarter of 2004 and $0.15 per pound for the year-ago period.

Atlantic Copper reported operating losses of $11.6 million for the third quarter of 2004, compared with $5.9 million in the 2003 period.  The higher losses in 2004 reflect lower treatment charges and higher unit costs partly caused by lower production levels, compared with the third quarter of 2003.  Atlantic Copper's fourth quarter production is expected to be adversely affected by 4 days of outages in October for a labor strike at its Huelva smelter facility and for repairs to its waste heat boiler.  Atlantic Copper has undertaken a cost reduction and operational enhancement plan, which is currently being implemented.  The plan involves workforce reductions and Atlantic Copper is currently seeking the required Spanish government agency approval for its proposed plan.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 228,100 metric tons of concentrate in the third quarter of 2004, compared with 209,900 metric tons in the year-ago period.  PT Smelting reported quarterly production of 136.3 million pounds of cathodes and sales of 135.8 million pounds of cathodes.  Cathode production totaled 125.2 million pounds and sales totaled 123.6 million pounds during the third quarter of 2003.  PT Smelting’s copper cathode cash production costs per pound totaled $0.09 per pound in the third quarter of 2004 and $0.10 per pound in the year-ago period.  PT-FI’s equity interest in PT Smelting’s earnings totaled $2.7 million ($2.2 million to net income or $0.01 per share) in the third quarter of 2004 compared to $1.3 million ($1.1 million to net income or $0.01 per share) in the 2003 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur.  These net deferrals will be recognized in future periods and resulted in a reduction to FCX’s net income totaling $7.7 million, $0.04 per share, in the third-quarter of 2004, compared with an addition totaling $2.5 million, $0.01 per share in the third quarter of 2003.  The third-quarter 2004 reduction in net income was lower than previous estimates primarily because of the timing of sales to affiliated smelters.  At September 30, 2004, FCX’s net deferred profits to be recognized in net income in future periods totaled $16.8 million.  FCX expects that the net deferral of profits on intercompany sales will result in a reduction to net income in the fourth quarter of 2004 as PT-FI’s production and shipments to affiliated smelters increase.  Based on current copper and gold prices and shipping schedules, FCX’s current estimate of the fourth quarter deferral of intercompany profits approximates a $19 million reduction to net income.

OPERATING CASH FLOW, DEBT and EQUITY TRANSACTIONS

FCX generated operating cash flows totaling $127.5 million during the third quarter, including  $17.6 million received as FCX’s share of a partial advance payment from insurance coverage related to the fourth-quarter 2003 slippage and debris flow events.  PT-FI is continuing to review the potential coverage for these events with its insurers and therefore has not recorded the payment as income.  Upon final settlement, FCX will reflect its share of the proceeds, net of taxes, in net income.  FCX used $61.4 million of cash in the first nine months of 2004, including $199.9 million for working capital requirements.  Capital expenditures totaled $108.4 million in the first nine months of 2004 and are expected to total $165 million for the year 2004 and $155 million in 2005.

Using estimated sales volumes projected for the remainder of 2004 and prices of $1.30 per pound of copper and $400 per ounce of gold, FCX would generate operating cash flows of approximately $250 million in the fourth quarter of 2004, bringing 2004 operating cash flows to approximately $190 million.  These amounts reflect estimated changes in working capital resulting from the significant estimated sales volumes in the fourth quarter.  Estimated operating cash flows for 2005 using current sales estimates and the above pricing would exceed $1 billion.  Each $0.10 per pound change in copper prices would affect 2005 cash flows by approximately $75 million and each $25 per ounce change in gold prices would affect 2005 cash flows by approximately $36 million.

Total debt at September 30, 2004 approximated $2.0 billion, $1.7 billion net of $314.1 million of cash.  During July 2004, the remaining $66.5 million of 8¼% Convertible Senior Notes, with a conversion price of $14.30 per share, were converted into approximately 4.7 million FCX common shares.  As of July 31, 2004, the total principal amount ($603.8 million) of the 8¼% Convertible Senior Notes issued in 2001 had been converted into equity.  On August 1, 2004, FCX funded the sixth of eight scheduled annual redemption payments on its Silver-Denominated Preferred Stock for $13.9 million.  The mandatory redemption resulted in a $12.5 million decrease in debt and a loss to revenues of $1.4 million ($0.7 million to net income or $0.004 per share) in the third quarter of 2004.

In October 2004, FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $0.80 per share to $1.00 per share. The dividend will be payable quarterly ($0.25 per share) and the increase will be reflected beginning with the November 1, 2004 dividend payment.  On September 30, 2004, FCX had outstanding 178.5 million shares of common stock.  As of October 18, 2004, 16.6 million shares remain available for purchase under FCX’s share repurchase program.  The timing of future purchases of FCX’s common stock is dependent upon many factors including the price of its common shares, its cash flows and financial position, and general economic and market conditions.

EXPLORATION UPDATE

            PT-FI has completed drilling and received all assays for a 47,650-meter, 92-hole diamond drilling program at Deep MLZ.  The drilling intercepted mineralized zones in 75 of the 92 holes with lengths ranging from 24 meters to 737 meters (average of 326 meters) with interval grades ranging from 0.41% to 7.11% copper equivalent (averaging approximately 1.8% copper equivalent).  PT-FI is completing engineering studies required for reserve determination and expects to add ore reserves on the eastern side of the target by year-end 2004.  The eastern side is currently estimated to approximate 130 million metric tons, grading approximately 1.25% copper and 1 gram per metric ton gold (equivalent to approximately 3 billion payable pounds of copper and 3 million payable ounces of gold).  Additional engineering studies evaluating drill results on the western side of the Deep MLZ are expected to be completed in 2005.  Pursuant to FCX’s joint venture arrangements with Rio Tinto plc, Rio Tinto is entitled to a 40 percent interest in any Deep MLZ reserve additions.  Copper equivalent percentage is used to express the relative value of multi-metal ores in terms of one metal, in this case, copper.  The calculation expresses the relative value of the ore using estimates of contained metal quantities, metal prices, recovery rates, treatment charges and royalties.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, projected unit production costs, projected operating cash flows, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  This press release includes forward looking statements regarding resources and mineralization.  The resources and mineralization described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated resources and mineralization will become proven and probable reserves.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs per pound of copper and cathode cash production costs per pound of copper.  As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.”   A conference call with securities analysts about third-quarter 2004 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, November 12, 2004.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 1 of 2)

	Third Quarter				Nine Months
	2004		2003		2004		2003
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	256,400		341,200		572,800		1,131,200
Production (metric tons)	116,300		154,800		259,800		513,100
Sales (000s of pounds)	261,900		344,900		572,400		1,132,100
Sales (metric tons)	118,800		156,400		259,600		513,500
Average realized price per pound	$1.34		$0.81		$1.31		$0.77
Gold (recoverable ounces)
Production	337,000		761,000		827,200		2,199,000
Sales	350,000		763,500		824,900		2,196,600
Average realized price per ounce	$398.89		$387.75	[a]	$396.33		$364.04	[a]
Silver (recoverable ounces)
Production	818,200		1,181,900		2,215,000		3,716,700
Sales	837,800		1,182,300		2,216,000		3,726,900
Average realized price per ounce	$5.25	[b]	$5.25	[b]	$5.54	[b]	$5.10	[b]

PT Freeport Indonesia, Gross Profit per Pound of Copper (cents):
Average realized price	134.0		80.6		131.1		77.4
Production costs:
Site production and delivery	75.1	[c]	47.5	[c]	90.9	[c]	42.3	[c]
Gold and silver credits	(55.4)		(83.7)		(59.6)		(70.3)
Treatment charges	19.6		17.9		20.7		17.7
Royalty on metals	4.4		2.6		4.2		2.3
Net cash production costs (credits)[d]	43.7		(15.7)		56.2		(8.0)
Depreciation and amortization	17.6		15.6		16.9		14.9
Reclamation, noncash and other	0.9		0.2		0.9		1.0
Total production costs	62.2		0.1		74.0		7.9
Adjustments, primarily for copper pricing on prior period open sales	5.7		9.9		3.0		3.5
Gross profit per pound of copper	77.5		90.4		60.1		73.0

a.

Amounts were $367.72 in the third quarter of 2003 and $353.92 in the first nine months of 2003 before hedging gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

b.

Amounts were $6.25 in the third quarter of 2004, $4.89 in the third quarter of 2003, $6.19 in the first nine months of 2004 and $4.65 in the first nine months of 2003 before hedging losses and gains resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

c.

Net of deferred mining costs totaling $23.7 million or 9.0 cents per pound in the third quarter of 2004, $15.7 million or 4.6 cents per pound in the third quarter of 2003, $81.4 million or 14.2 cents per pound in the first nine months of 2004 and $37.4 million or 3.3 cents per pound in the first nine months of 2003.

d.

For a reconciliation of net cash production costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 2 of 2)

	Third Quarter		Nine Months
	2004	2003	2004	2003
PT Freeport Indonesia, 100% Aggregate Operating Data
Ore milled (metric tons per day)	194,000	211,400	170,100	223,600
Average ore grade
Copper (percent)	.83	1.08	.73	1.16
Gold (grams per metric ton)	.79	1.79	.73	1.65
Gold (ounce per metric ton)	.025	.058	.023	.053
Silver (grams per metric ton)	3.74	3.90	3.63	3.98
Silver (ounce per metric ton)	.120	.125	.117	.128
Recovery rates (percent)
Copper	87.8	90.0	87.1	89.4
Gold	81.3	88.5	81.4	87.7
Silver	53.6	66.3	53.3	64.3
Copper (recoverable)
Production (000s of pounds)	275,900	402,800	623,800	1,338,000
Production (metric tons)	125,200	182,700	283,000	606,900
Sales (000s of pounds)	282,000	407,100	622,900	1,339,200
Sales (metric tons)	127,900	184,700	282,500	607,500
Gold (recoverable ounces)
Production	358,600	977,100	873,500	2,806,400
Sales	372,300	980,200	872,000	2,802,800
Silver (recoverable ounces)
Production	921,700	1,428,000	2,369,300	4,224,100
Sales	942,600	1,430,500	2,367,200	4,230,600

Atlantic Copper
Concentrate and scrap treated (metric tons)	231,300	253,000	547,900	739,700
Anodes
Production (000s of pounds)	145,200	173,400	352,100	496,800
Production (metric tons)	65,900	78,600	159,700	225,300
Sales (000s of pounds)	10,900	36,200	16,400	87,700
Sales (metric tons)	4,900	16,400	7,400	39,800
Cathodes
Production (000s of pounds)	131,000	135,300	327,300	408,100
Production (metric tons)	59,500	61,400	148,500	185,100
Sales (including wire rod and wire)
(000s of pounds)	128,100	127,100	342,500	406,000
(metric tons)	58,100	57,700	155,400	184,200
Gold sales in anodes and slimes (ounces)	72,200	213,600	249,000	661,200
Cathode cash production cost per pound before hedging [a]	$0.16	$0.15	$0.28	$0.16

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	228,100	209,900	530,800	630,600
Anodes
Production (000s of pounds)	147,300	142,700	321,100	425,000
Production (metric tons)	66,800	64,700	145,600	192,800
Sales (000s of pounds)	2,200	8,600	2,300	53,800
Sales (metric tons)	1,000	3,900	1,000	24,400
Cathodes
Production (000s of pounds)	136,300	125,200	320,200	370,300
Production (metric tons)	61,800	56,800	145,200	168,000
Sales (000s of pounds)	135,800	123,600	317,500	368,600
Sales (metric tons)	61,600	56,100	144,000	167,200
Cathode cash production cost per pound [a]	$0.09	$0.10	$0.13	$0.10

a.

For a reconciliation of cathode cash production costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004		2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$600,556	[a]	$631,990 [a]	$1,447,075 [a]	$1,766,041 [a]
Cost of sales:
Production and delivery	368,016		263,627	1,015,307	788,505
Depreciation and amortization	55,755		63,979	123,755	200,050
Total cost of sales	423,771		327,606	1,139,062	988,555
Exploration expenses	1,963		1,685	6,977	5,016
General and administrative expenses	26,186		16,421 [b]	64,322 [b]	53,640 [b]
Total costs and expenses	451,920		345,712	1,210,361	1,047,211
Operating income	148,636		286,278	236,714	718,830
Equity in PT Smelting earnings (losses)	2,678		1,294	(228)	4,241
Interest expense, net	(37,848)		(48,089)	(110,577)	(156,076)
Losses on early extinguishment and conversion of debt	(11)		(25,988)	(14,011)	(32,566)
Other income (expense), net	373	[c]	(376)[c]	3,547 [c]	(4,324)[c]
Income before income taxes and minority interests	113,828		213,119	115,445	530,105
Provision for income taxes	(71,343)		(117,683)	(127,894)	(292,805)
Minority interests in net income of consolidated subsidiaries	(10,227)		(17,271)	(12,914)	(42,441)
Net income (loss) before cumulative effect of changes in accounting principles	32,258		78,165	(25,363)	194,859
Cumulative effect of changes in accounting principles, net	-		(24,675)	-	(15,593)
Net income (loss)	32,258		53,490	(25,363)	179,266
Preferred dividends	(15,125	) [d]	(6,124)[d]	(30,366)[d]	(25,283)[d]
Net income (loss) applicable to common stock	$17,133		$47,366	$(55,729)	$153,983

Net income (loss) per share of common stock:
Basic:
Before cumulative effect	$0.10		$0.45	$(0.30)	$1.13
Cumulative effect	-		(0.15)	-	(0.10)
Net income (loss) per share of common stock	$0.10		$0.30	$(0.30)	$1.03
Diluted:
Before cumulative effect	$0.10		$0.41 [e]	$(0.30)	$1.06 [e]
Cumulative effect	-		(0.12)	-	(0.08)
Net income (loss) per share of common stock	$0.10		$0.29 [e]	$(0.30)	$0.98 [e]
Average common shares outstanding:
Basic	177,137	[f]	159,407	183,426 [f]	150,185
Diluted	179,805		194,335 [e]	183,426	191,146 [e]
Dividends paid per common share	$0.20		$0.09	$0.60	$0.18

a.

Includes positive adjustments to prior period concentrate sales totaling $13.6 million in the 2004 quarter, $8.3 million in the 2003 quarter, $7.3 million in the 2004 nine-month period and $11.0 million in the 2003 nine-month period.  Also includes a hedging loss on the redemption of silver preferred stock totaling $1.4 million for the 2004 periods and a hedging gain on the redemption of gold and silver preferred stock totaling $23.8 million for the 2003 periods.

b.

Amounts are net of Rio Tinto’s share of joint venture reimbursements for employee stock option exercises totaling $7.4 million in the 2003 quarter, $4.8 million in the 2004 nine-month period and $9.7 million in the 2003 nine-month period.

c.

Includes net benefits (charges) totaling $(0.8) million in the 2004 quarter, $(1.5) million in the 2003 quarter, $1.1 million in the 2004 nine-month period and $(7.8) million in the 2003 nine-month period associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities.  In addition, other expenses for the 2003 periods include a $5.6 million charge related to restructuring FCX/PT-FI’s credit facility.  Interest income totaled $1.0 million in the 2004 quarter, $2.4 million in the 2003 quarter, $4.2 million in the 2004 nine-month period and $7.6 million in the 2003 nine-month period.

d.

Preferred dividends in the 2004 periods relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004.  Preferred dividends in the 2003 periods relate to FCX’s Step-Up Convertible Preferred Stock which FCX called for redemption in December 2003, and FCX’s mandatorily redeemable preferred stock that was reclassified as debt effective July 1, 2003.

e.

Reflects assumed conversion of FCX’s 8¼% Convertible Senior Notes, resulting in the exclusion of interest expense (net of tax) totaling $8.4 million in the 2003 quarter and $33.8 million in the 2003 nine-month period, and the inclusion of 31.1 million common shares for the 2003 quarter and 38.5 million common shares for the 2003 nine-month period.

f.

Weighted average shares in the 2004 periods include the impacts from conversions of FCX’s 8¼% Convertible Senior Notes and Step-Up Preferred Stock into FCX common shares and FCX’s purchase of 23.9 million of its common shares from Rio Tinto on March 30, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$314,110		$463,652
Restricted cash and investments	-		34,964
Accounts receivable	256,859		196,440
Inventories	437,139		397,027
Current taxes, prepaid expenses and other	77,576	[a]	8,050
Total current assets	1,085,684		1,100,133
Property, plant, equipment and development costs, net	3,265,764		3,261,697
Deferred mining costs	224,018		142,635
Other assets	151,014		155,722
Investment in PT Smelting	56,584		58,179
Total assets	$4,783,064		$4,718,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$364,237		$311,948
Current portion of long-term debt and short-term borrowings	75,125		152,396
Unearned customer receipts	31,927		35,335
Accrued interest payable	20,271		49,276
Rio Tinto share of joint venture cash flows	10,437		39,693
Accrued income taxes	5,404		43,134
Total current liabilities	507,401		631,782
Long-term debt, less current portion:
Senior notes	911,336		571,041
Convertible senior notes	575,000		867,604
Redeemable preferred stock	179,880		192,381
PT Puncakjaya Power bank debt	148,646		187,008
Equipment and other loans	69,734		104,172
Atlantic Copper debt	54,469		153,728
Total long-term debt, less current portion	1,939,065		2,075,934
Accrued postretirement benefits and other liabilities	159,739		161,859
Deferred income taxes	949,462		885,248
Minority interests	190,745		187,559
Stockholders' equity	1,036,652	[b]	775,984
Total liabilities and stockholders' equity	$4,783,064		$4,718,366

a.

Includes current tax assets totaling $69.4 million, which will be realized in 2004.

b.

Includes $1.1 billion of 5½% Convertible Perpetual Preferred Stock issued March 30, 2004 less $881.9 million used to purchase 23.9 million shares of common stock from Rio Tinto on March 30, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(25,363)	$179,266
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	123,755	200,050
Cumulative effect of changes in accounting principles	-	15,593
Losses on early extinguishment and conversion of debt	14,011	32,566
Loss (gain) on redemption of gold-denominated and silver- denominated preferred stock	1,441	(23,832)
Deferred income taxes	76,107	81,014
Equity in PT Smelting losses (earnings)	228	(4,241)
Minority interests' share of net income	12,914	42,441
Increase in deferred mining costs	(81,383)	(37,353)
Amortization of deferred financing costs	6,509	13,361
Currency translation loss (gain)	(1,086)	7,800
Elimination of profit on PT Freeport Indonesia sales to PT Smelting	2,473	5,595
Provision for inventory obsolescence	3,050	4,500
Other	5,825	18,935
(Increases) decreases in working capital:
Accounts receivable	(60,280)	(74,606)
Inventories	(59,879)	(15,359)
Current taxes, prepaid expenses and other	(43,299)	(5,555)
Accounts payable and accrued liabilities	35,394	13,262
Rio Tinto share of joint venture cash flows	(31,994)	(6,008)
Accrued income taxes	(39,866)	22,366
Increase in working capital	(199,924)	(65,900)
Net cash provided by (used in) operating activities	(61,443)	469,795

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(90,111)	(90,145)
Atlantic Copper capital expenditures	(18,295)	(6,108)
Sale of restricted investments	21,804	71,848
Decrease in Atlantic Copper restricted cash	11,000	-
Investment in PT Smelting	(1,106)	-
Other	(357)	1,165
Investment in PT Puncakjaya Power, net of cash acquired	-	(68,068)
Net cash used in investing activities	(77,065)	(91,308)

Cash flow from financing activities:
Net proceeds from sales of senior notes	344,354	1,046,437
Proceeds from other debt	80,208	71,586
Repayments of debt	(379,427)	(739,499)
Net proceeds from sale of convertible perpetual preferred stock	1,067,000	-
Purchase of shares of common stock from Rio Tinto	(881,868)	-
Purchases of FCX common shares	(99,477)	-
Redemption of preferred stock	(15,105)	(221,289)
Cash dividends paid:
Common stock	(109,406)	(26,289)
Preferred stock	(20,345)	(27,555)
Minority interests	(1,172)	(1,623)
Net proceeds from exercised stock options	5,765	43,839
Bank credit facilities fees and other	(1,561)	(3,337)
Net cash provided by (used in) financing activities	(11,034)	142,270
Net increase (decrease) in cash and cash equivalents	(149,542)	520,757
Cash and cash equivalents at beginning of year	463,652	7,836
Cash and cash equivalents at end of period	$314,110	$528,593

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND NET CASH PRODUCTION COSTS

Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations in Indonesia.  This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia calculates gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within its concentrates are treated as co-products in its financial statements.  PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign its costs to revenues from the copper, gold and silver it produces in concentrates.  In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.  Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended September 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$349,395	$349,395	$139,919	$5,249	$494,563

Site production and delivery	196,635	138,917	55,631	2,087	196,635
Gold and silver credits	(145,168)	-	-	-	-
Treatment charges	51,367	36,290	14,532	545	51,367
Royalty on metals	11,601	8,196	3,282	123	11,601
Net cash production costs	114,435	183,403	73,445	2,755	259,603
Depreciation and amortization	46,135	32,593	13,052	490	46,135
Reclamation, noncash and other	2,237	1,580	633	24	2,237
Total production costs	162,807	217,576	87,130	3,269	307,975
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	16,281	17,722	-	(1,441)	16,281
Gross profit	$202,869	$149,541	$52,789	$539	$202,869

Pounds of copper sold (000s)	261,900	261,900
Ounces of gold sold			350,000
Ounces of silver sold				837,800

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	134.0	134.0	398.89	5.25

Site production and delivery	75.1	53.0	158.95	2.49
Gold and silver credits	(55.4)	-	-	-
Treatment charges	19.6	13.9	41.52	0.65
Royalty on metals	4.4	3.1	9.38	0.15
Net cash production costs	43.7	70.0	209.85	3.29
Depreciation and amortization	17.6	12.4	37.29	0.58
Reclamation, noncash and other	0.9	0.6	1.81	0.03
Total production costs	62.2	83.0	248.95	3.90
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	5.7	6.1	0.88	(0.71)
Gross profit per pound/ounce	77.5	57.1	150.82	0.64

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$494,563	$196,635	$46,135
Reclamation, noncash and other per above	N/A	2,237	N/A
Less: Treatment charges per above	(51,367)	N/A	N/A
Royalty per above	(11,601)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	16,281	N/A	N/A
Mining and exploration segment	447,876	198,872	46,135
Smelting and refining segment	222,184	223,384	7,114
Eliminations and other	(69,504)	(54,240)	2,506
As reported in FCX’s consolidated financial statements	$600,556	$368,016	$55,755

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Three Months Ended September 30, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$277,744	$277,744	$282,723	$5,891	$566,358

Site production and delivery	164,087	80,469	81,911	1,707	164,087
Gold and silver credits	(288,614)	-	-	-	-
Treatment charges	61,656	30,236	30,779	641	61,656
Royalty on metals	8,844	4,337	4,415	92	8,844
Net cash production costs (credits)	(54,027)	115,042	117,105	2,440	234,587
Depreciation and amortization	53,747	26,358	26,830	559	53,747
Reclamation, noncash and other	785	385	392	8	785
Total production costs	505	141,785	144,327	3,007	289,119
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	34,498	10,666	22,110	1,722	34,498
Gross profit	$311,737	$146,625	$160,506	$4,606	$311,737

Pounds of copper sold (000)	344,900	344,900
Ounces of gold sold			763,500
Ounces of silver sold				1,182,300

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	80.6	80.6	387.75	5.25

Site production and delivery	47.5	23.3	107.28	1.44
Gold and silver credits	(83.7)	-	-	-
Treatment charges	17.9	8.8	40.31	0.54
Royalty on metals	2.6	1.3	5.78	0.08
Net cash production costs (credits)	(15.7)	33.4	153.37	2.06
Depreciation and amortization	15.6	7.6	35.14	0.47
Reclamation, noncash and other	0.2	0.1	0.51	0.01
Total production costs	0.1	41.1	189.02	2.54
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	9.9	3.0	11.49	1.19
Gross profit per pound/ounce	90.4	42.5	210.22	3.90

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$566,358	$164,087	$53,747
Reclamation, noncash and other per above	N/A	785	N/A
Less: Treatment charges per above	(61,656)	N/A	N/A
Royalty per above	(8,844)	N/A	N/A
Reclamation costs incurred	N/A	(298)	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	34,498	N/A	N/A
Mining and exploration segment	530,356	164,574	53,747
Smelting and refining segment	202,891	198,872	7,067
Eliminations and other	(101,257)	(99,819)	3,165
As reported in FCX’s consolidated financial statements	$631,990	$263,627	$63,979

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Nine Months Ended September 30, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$755,834	$755,834	$327,229	$13,991	$1,097,054

Site production and delivery	520,180	358,387	155,159	6,634	520,180
Gold and silver credits	(341,220)	-	-	-	-
Treatment charges	118,759	81,821	35,423	1,515	118,759
Royalty on metals	24,323	16,758	7,255	310	24,323
Net cash production costs	322,042	456,966	197,837	8,459	663,262
Depreciation and amortization	96,738	66,649	28,855	1,234	96,738
Reclamation, noncash and other	5,207	3,587	1,554	66	5,207
Total production costs	423,987	527,202	228,246	9,759	765,207
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	11,929	13,370	-	(1,441)	11,929
Gross profit	$343,776	$242,002	$98,983	$2,791	$343,776

Pounds of copper sold (000s)	572,400	572,400
Ounces of gold sold			824,900
Ounces of silver sold				2,216,000

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	131.1	131.1	396.33	5.54

Site production and delivery	90.9	62.6	188.09	2.99
Gold and silver credits	(59.6)	-	-	-
Treatment charges	20.7	14.3	42.94	0.68
Royalty on metals	4.2	2.9	8.80	0.14
Net cash production costs	56.2	79.8	239.83	3.81
Depreciation and amortization	16.9	11.6	34.98	0.56
Reclamation, noncash and other	0.9	0.6	1.88	0.03
Total production costs	74.0	92.0	276.69	4.40
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	3.0	3.2	0.35	0.12
Gross profit per pound/ounce	60.1	42.3	119.99	1.26

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,097,054	$520,180	$96,738
Reclamation, noncash and other per above	N/A	5,207	N/A
Less: Treatment charges per above	(118,759)	N/A	N/A
Royalty per above	(24,323)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	11,929	N/A	N/A
Mining and exploration segment	965,901	525,387	96,738
Smelting and refining segment	605,137	637,042	21,209
Eliminations and other	(123,963)	(147,122)	5,808
As reported in FCX’s consolidated financial statements	$1,447,075	$1,015,307	$123,755

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Nine Months Ended September 30, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$877,499	$877,499	$778,946	$17,375	$1,673,820

Site production and delivery	478,753	250,986	222,797	4,970	478,753
Gold and silver credits	(796,321)	-	-	-	-
Treatment charges	199,828	104,760	92,994	2,074	199,828
Royalty on metals	25,498	13,367	11,866	265	25,498
Net cash production costs (credits)	(92,242)	369,113	327,657	7,309	704,079
Depreciation and amortization	168,679	88,430	78,498	1,751	168,679
Reclamation, noncash and other	11,028	5,781	5,133	114	11,028
Total production costs	87,465	463,324	411,288	9,174	883,786
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	36,586	12,754	22,110	1,722	36,586
Gross profit	$826,620	$426,929	$389,768	$9,923	$826,620

Pounds of copper sold (000)	1,132,100	1,132,100
Ounces of gold sold			2,196,600
Ounces of silver sold				3,726,900

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	77.4	77.4	364.04	5.10

Site production and delivery	42.3	22.2	101.43	1.33
Gold and silver credits	(70.3)	-	-	-
Treatment charges	17.7	9.3	42.34	0.56
Royalty on metals	2.3	1.2	5.40	0.07
Net cash production costs (credits)	(8.0)	32.7	149.17	1.96
Depreciation and amortization	14.9	7.8	35.74	0.47
Reclamation, noncash and other	1.0	0.5	2.34	0.03
Total production costs	7.9	41.0	187.25	2.46
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	3.5	1.3	0.65	0.02
Gross profit per pound/ounce	73.0	37.7	177.44	2.66

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,673,820	$478,753	$168,679
Reclamation, noncash and other per above	N/A	11,028	N/A
Less: Treatment charges per above	(199,828)	N/A	N/A
Royalty per above	(25,498)	N/A	N/A
Reclamation costs incurred	N/A	(1,141)	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	36,586	N/A	N/A
Mining and exploration segment	1,485,080	488,640	168,679
Smelting and refining segment	631,967	612,299	21,158
Eliminations and other	(351,006)	(312,434)	10,213
As reported in FCX’s consolidated financial statements	$1,766,041	$788,505	$200,050

FREEPORT-McMoRan COPPER & GOLD INC.

CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Atlantic Copper cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with its smelting operations in Spain.  Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the smelting and refining segment production costs reported in FCX’s consolidated financial statements to the production costs used to calculate Atlantic Copper’s cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$223,384	$198,872	$637,042 [a]	$612,299
Less:
Raw material purchase costs	(36,358)	(82,267)	(204,236)	(252,865)
Production costs of wire rod and wire	(127,938)	(12,241)	(212,228)	(48,072)
Production costs of anodes sold	(1,656)	(4,532)	(2,070)	(11,237)
Currency hedging	-	2,272	-	6,388
Other	(430)	(406)	(5,195)	110
Credits:
Gold and silver revenues	(30,081)	(75,515)	(104,104)	(227,775)
Acid and other by-product revenues	(5,713)	(5,224)	(18,085)	(14,570)
Production costs used in calculating cathode cash production cost per pound	$21,208	$20,959	$91,124	$64,278

Pounds of cathode produced	131,000	135,300	327,300	408,100

Cathode cash production cost per pound before hedging	$0.16	$0.15	$0.28	$0.16

a.

Includes $27.5 million, $0.14 per pound, for costs related to Atlantic Copper’s major maintenance turnaround.

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER

PT Smelting cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with FCX’s 25 percent-owned smelting operations in Indonesia.  Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the production costs used to calculate PT Smelting’s cathode cash production cost per pound of copper to FCX’s equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating costs – PT Smelting (100%)	$15,480	$14,486	$49,240	$41,914
Add: Gold and silver refining charges	1,327	1,734	3,039	4,597
Less: Acid and other by-product revenues	(4,065)	(2,949)	(9,547)	(6,837)
Production cost of anodes sold	(162)	(626)	(249)	(3,834)
Other	(428)	(438)	412	394
Production costs used in calculating cathode cash production cost per pound	$12,152	$12,207	$42,895	$36,234

Pounds of cathode produced	136,300	125,200	320,200	370,300

Cathode cash production cost per pound	$0.09	$0.10	$0.13	$0.10

Reconciliation to Amounts Reported
Operating costs per above	$(15,480)	$(14,486)	$(49,240)	$(41,914)
Other costs	(250,338)	(198,487)	(585,245)	(565,766)
Revenue and other income	276,771	218,389	634,297	625,366
PT Smelting net income (loss)	10,953	5,416	(188)	17,686

PT Freeport Indonesia’s 25% equity interest	2,738	1,354	(47)	4,422
Amortization of excess investment cost	(60)	(60)	(181)	(181)
Equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements	$2,678	$1,294	$(228)	$4,241

FREEPORT-McMoRan COPPER & GOLD INC.

PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES

PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate.  PT Indocopper Investama (100 percent owned by FCX) will pay a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia.  In addition, the tax treaty between Indonesia and the United States provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to the FCX parent company.  FCX also incurs a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results.  FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit.  FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses.  FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company generates no taxable income from U.S. sources.  As a result, FCX’s provision for income taxes as a percentage of consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes absent changes in Atlantic Copper and parent company costs.  Summaries of the approximate significant components of the calculation of the consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Mining and exploration segment operating income [a]	$181,896	$292,981	$291,427	$777,852
Mining and exploration segment interest expense, net	(5,133)	(9,127)	(16,346)	(38,999)
Intercompany operating profit recognized (deferred)	(15,056)	4,788	23,563	(31,097)
Income before taxes	161,707	288,642	298,644	707,756
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%)	37%	37%	37%	37%
Corporate income taxes	59,832	106,798	110,498	261,870

Approximate PT Freeport Indonesia net income	101,875	181,844	188,146	445,886
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	9,234	16,482	17,054	40,415

PT Indocopper Investama corporate income tax	3,005	-	3,005	-
Tax refund	-	-	(2,182)	-
Other	(728)	(5,597)	(481)	(9,480)
FCX consolidated provision for income taxes	$71,343	$117,683	$127,894	$292,805

FCX consolidated effective tax rate	63%	55%	(b )	55%

a.

Excludes charges for FCX stock option exercises which are eliminated in consolidation totaling $2.4 million in the 2004 quarter, $35.2 million in the 2003 quarter, $69.3 million in the 2004 nine-month period and $46.4 million in the 2003 nine-month period.

b.

Rate is not meaningful for the 2004 nine-month period because of the amount of consolidated income before taxes and minority interests.

FREEPORT-McMoRan COPPER & GOLD INC.

BUSINESS SEGMENTS

BUSINESS SEGMENTS

FCX has two operating segments:  “mining and exploration” and “smelting and refining.”  The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power generating operations after eliminations with PT Freeport Indonesia and FCX’s Indonesian exploration activities.  The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia.  The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Three months ended September 30, 2004:
Revenues	$447,876	[a]	$222,184	$(69,504)	$600,556
Production and delivery	198,872		223,384	(54,240)[b]	368,016
Depreciation and amortization	46,135		7,114	2,506	55,755
Exploration expenses	1,939		-	24	1,963
General and administrative expenses	21,451	[c]	3,248	1,487 [c]	26,186
Operating income (loss)	$179,479		$(11,562)	$(19,281)	$148,636
Equity in PT Smelting earnings	$-		$2,678	$-	$2,678
Interest expense, net	$5,133		$3,300	$29,415	$37,848
Provision for income taxes	$62,729		$-	$8,614	$71,343
Capital expenditures	$30,526		$3,038	$2	$33,566
Total assets	$3,713,690	[d]	$723,839 [e]	$345,535	$4,783,064

Three months ended September 30, 2003:
Revenues	$530,356	[a]	$202,891	$(101,257)	$631,990
Production and delivery	164,574		198,872	(99,819)[b]	263,627
Depreciation and amortization	53,747		7,067	3,165	63,979
Exploration expenses	1,668		-	17	1,685
General and administrative expenses	52,563	[c]	2,816	(38,958)[c]	16,421
Operating income (loss)	$257,804		$(5,864)	$34,338	$286,278
Equity in PT Smelting earnings	$-		$1,294	$-	$1,294
Interest expense, net	$9,127		$4,286	$34,676	$48,089
Provision for income taxes	$100,417		$-	$17,266	$117,683
Capital expenditures	$31,580		$2,485	$-	$34,065
Total assets	$3,662,580	[d]	$696,203 [e]	$435,657	$4,794,440

Nine months ended September 30, 2004:
Revenues	$965,901	[a]	$605,137	$(123,963)	$1,447,075
Production and delivery	525,387		637,042	(147,122)[b]	1,015,307
Depreciation and amortization	96,738		21,209	5,808	123,755
Exploration expenses	6,807		-	170	6,977
General and administrative expenses	114,802	[c]	9,344	(59,824)[c]	64,322
Operating income (loss)	$222,167		$(62,458)	$77,005	$236,714
Equity in PT Smelting losses	$-		$228	$-	$228
Interest expense, net	$16,346		$10,071	$84,160	$110,577
Provision for income taxes	$80,672		$-	$47,222	$127,894
Capital expenditures	$90,229		$18,295	$(118)	$108,406

FREEPORT-McMoRan COPPER & GOLD INC.

BUSINESS SEGMENTS

(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total

Nine months ended September 30, 2003:
Revenues	$1,485,080	[a]	$631,967	$(351,006)	$1,766,041
Production and delivery	488,640		612,299	(312,434)[b]	788,505
Depreciation and amortization	168,679		21,158	10,213	200,050
Exploration expenses	4,932		-	84	5,016
General and administrative expenses	91,389	[c]	8,004	(45,753)[c]	53,640
Operating income (loss)	$731,440		$(9,494)	$(3,116)	$718,830
Equity in PT Smelting earnings	$-		$4,241	$-	$4,241
Interest expense, net	$38,999		$12,486	$104,591	$156,076
Provision for income taxes	$264,676		$-	$28,129	$292,805
Capital expenditures	$89,917		$6,108	$228	$96,253

a.

Includes PT Freeport Indonesia’s sales to PT Smelting totaling $181.6 million in the 2004 quarter, $154.5 million in the 2003 quarter, $474.8 million in the 2004 nine-month period and $430.4 million in the 2003 nine-month period.

b.

Includes deferrals of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale has not occurred, totaling $0.5 million in the 2004 quarter, $1.2 million in the 2003 quarter, $2.5 million in the 2004 nine-month period and $5.6 million in the 2003 nine-month period.

c.

Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation totaling $2.4 million in the 2004 quarter, $35.2 million in the 2003 quarter, $69.3 million in the 2004 nine-month period and $46.4 million in the 2003 nine-month period.

d.

Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $59.0 million at September 30, 2004, and $80.8 million at September 30, 2003.

e.

Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $56.6 million at September 30, 2004, and $44.0 million at September 30, 2003.